Exhibit 6.14

Lease agreement

By and between

DRY DOCK PLAZA, LLC, as Landlord

and

MILLENNIUM FINANCIAL GROUP, INC., as Tenant

and

MIDDLETOWN VALLEY BANK, as Sub-Tenant

Premises address:

19509 Garrett Highway, Suite 6

Oakland, MD. 21550

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is entered into as of the 1sth day of July 2020 by and between DRY DOCK PLAZA, LLC, a Maryland limited liability company (“Landlord”), MILLENNIUM FINANCIAL GROUP, INC., a Maryland corporation (“Tenant”) and MIDDLETOWN VALLEY BANK, a Maryland corporation (“Sub-Tenant”). Landlord, Tenant and Sub-Tenant, each intending to be legally bound, hereby mutually covenant and agree as follows:

Article I. FUNDAMENTAL LEASE PROVISIONS. The following terms shall have the meanings set forth below, subject to further definition and elaboration elsewhere in this Lease.

1.1 “Annual Basic Rent”	THIRTEN THOUSAND TWO HUNDRED AND 00/100 DOLLARS ($13,200.00), subject to increases of TEN PERCENT (10%) every FIVE (5) years.
1.2 “Commencement Date”	July 1, 2020, 2020
1.3 “Rent Commencement Date”	July 1, 2020
1.4 “Default Interest Rate”	10%
1.5 “Expiration Date”	February 1, 2029
1.6 “Grace Period”	Five (5) days after the date a payment is due or performance by Tenant is required.
1.7 “Late Charge”	5% of all unpaid Rent
1.8 “Notices”

If to Landlord:

6776 Burkittsville Road

Middletown, MD. 21769

Attn: William H. Poffenbarger, Jr.

If to Tenant:

8803 Baltimore National Pike

Middletown, MD 21769

If to Sub-Tenant:

24 W. Main Street

PO Box 75

Middletown, MD 21769

1.9 “Permitted Use”	Administrative offices related to the provision of residential and commercial lending services and other financial services offices, subject to and in accordance with all applicable laws.
1.10 “Renewal Notice Deadline”	At least ONE-HUNDRED EIGHTY (180) days prior to the Expiration Date, or expiration of the prior Renewal Term, as the case may be.
1.11 “Renewal Options”	TWO (2) renewal options
1.12 “Renewal Term”	FIVE (5) years each
1.13 “Initial Term”	TEN (10) years
1.14 “Term”	The Initial Term and any Renewal Term(s) exercised by Tenant as provided for herein.
1.15 “Tenant”	Inclusive of Tenant and Sub-Tenant

ARTICLE 2 DEMISE, PREMISES, TERM.

2.1           Demise and Premises. Landlord hereby demises and lets unto Tenant, and Tenant hereby leases and takes from Landlord, for the Term (as hereinafter defined) and upon the covenants, terms and conditions hereinafter set forth, (a) that certain commercial condominium unit commonly known and identified as “Suite 6” and consisting of +/- 950 square feet (the “Condo.”) within the existing building located at 19509 Garrett Highway, Oakland, Maryland in Garrett County (the “Building”); (b) a proportionate interest in all parking lots, driveways, walkways, utility facilities, and other common areas and improvements located in and around the Building pursuant to and consistent with the Condominium Declaration recorded among the Land Records of Garrett County in Liber 2047, folio 277 (the “Condominium Declaration”) (the Condo. and Tenant’s proportionate interest in the Building and all items referred to in this clause are sometimes herein collectively called the “Improvements”), (c) all those fixtures and building machinery and equipment which are now located in or on the Improvements, and which are necessary or useful for the supply of heat, air conditioning, ventilation, electricity, telephone and other utility facilities to the Condo., in the quantities and capacities now being supplied to the Improvements (collectively, “Fixtures”), (d) trade fixtures and other personal property now located on or in the Condo. or the Improvements (collectively, “Personalty”), but excluding those items of Personalty not owned by Landlord, and (e) all the appurtenances, rights, privileges and easements unto the Condo. or Improvements belonging or in anywise appertaining (the Condo., Improvements, Fixtures, Personalty and said appurtenances, rights, privileges and easements are sometimes herein collectively called the “Premises”).

2.2           Term. The Initial Term of this Lease shall commence on the Commencement Date, and shall end on the Expiration Date, unless extended or sooner terminated as herein provided. As used herein, “Lease Year” means each consecutive twelve calendar month period beginning with the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall also include the days during the Term occurring before the first day of the first calendar month following the Commencement Date.

2.3           Renewal Option. Provided no default has occurred in the observance or performance of any of Tenant’s obligations or agreements hereunder, Tenant shall have the right to extend the Term of this Lease TWO (2) times, each being a separate “Renewal Option”, each for the term of the Renewal Term, which right shall be exercisable by Tenant delivering or causing to be delivered written notice thereof to Landlord prior to the Renewal Notice Deadline. Each such extension shall be on the same terms and provisions set forth herein.

ARTICLE 3 – RENT.

3.1           Basic Rent Beginning on the Rent Commencement Date and continuing throughout the first Lease Year, Tenant shall pay to Landlord Annual Basic Rent as set forth in Article 1. Throughout the Term, including any renewal or extensions thereof, the Basic Rent payable by Tenant shall be payable in equal monthly installments, in advance on the first day of each month during the Term, provided, however, if the Rent Commencement Date is not the first day of a calendar month, then the Basic Rent for the calendar month in which the Rent Commencement Date occurs shall be prorated on the basis of the portion of such month which occurs during the Term, which prorated amount shall be paid on the Rent Commencement Date. Sub-Tenant shall be responsible for remitting 30% of rent, in accordance with physical space used by Sub-Tenant employees, including a portion of shared space.

3.2           Annual Increases in Basic Rent On the first day of the SIXTH (6TH) Lease Year and each subsequent FIVE (5) year anniversary thereof, the Basic Rent payable by Tenant shall be increased by TEN PERCENT (10%) over the Basic Rent payable during the immediately preceding Lease Year.

3.3           Additional Rent. Tenant shall further pay Landlord all other sums and charges required to be paid by Tenant under this Lease, which sums and charges shall be deemed to be and are hereinafter referred to as “Additional Rent” (the Basic Rent and Additional Rent, and each installment and increment thereof, are sometimes herein collectively called “Rent”). In the event of any non-payment thereof, Landlord shall have all the rights and remedies provided for herein or at law in the case of non-payment of rent.

3.4           Interest on Rent; Late Charges. Any Rent not paid within the Grace Period following the due date therefor shall bear interest at the Default Interest Rate from its due date until the date of payment. In addition, Tenant shall pay Landlord the Late Charge for any Rent not paid within the Grace Period following the due date therefor.

ARTICLE 4 PERMITTED USE.

4.1           Permitted Use. The Premises shall be used solely for the Permitted Use identified in Article 1, and for no other purpose whatsoever without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold.

4.2          Continuous Operations. From and after the Commencement Date and continuing throughout the Term of this Lease and any renewals thereof, Tenant covenants and agrees with Landlord to operate the Permitted Use within the Premises and maintain regular operating hours, which are reasonable and customary for similar uses. Notwithstanding the foregoing, Tenant may from time to time cease or suspend operations within the Premises for not more than six (6) months during any consecutive twenty-four (24) month period, but no such cessation or suspension of operations shall release Tenant from performance of its other obligations hereunder, including, without limitation, Tenant’s obligation to pay Rent and to maintain and repair the Premises as set forth herein.

ARTICLE 5 TAXES; UTILITIES; OPERATING EXPENSES.

All Operating Expenses and Real Estate taxes related to or arising from the Premises shall be part of and included in the Annual Basic Rent and shall not be separately assessed to or payable by Tenant. With the exception of telephone and internet broadband services, which shall be the sole responsibility of Tenant, all charges, including any required security deposits, for water, sewerage, gas, electricity, trash dumpster service and any and all other utilities or services consumed upon the Premises or otherwise arising from Tenant’s use and occupancy thereof (collectively, “Utilities”) shall also be part of and included in the Annual Basic Rent and shall not be separately assessed to or payable by Tenant. The term “Operating Expenses” shall mean the cost of Landlord’s Insurance (defined below) and all other reasonable and necessary costs and expenses actually paid or incurred with respect to the repair, replacement, restoration and maintenance of the Premises, including but in no way limited to all assessments related to or arising from the Condominium Declaration. The term “Real Estate Taxes” shall mean all taxes, assessments and charges of any kind and nature that accrue or are levied or assessed against the Premises during the Term.

ARTICLE 6 ALTERATIONS.

6.1          Changes, Alterations and Additional Construction. Tenant shall not construct any (a) additional buildings or improvements on the Premises (i.e., in addition to the Improvements existing on the date hereof), or (b) change, alter or add in or to the Improvements that would reduce the value thereof or that would affect the structural elements of the Improvements or the use of the Premises for the Permitted Use, or (c) driveway, roadway or parking area on the Premises (any and all of the foregoing being herein collectively called an “Alteration”), unless and until, in each instance, Tenant shall have submitted to Landlord plans, specifications and other materials as Landlord may request, and Landlord shall have approved same. Landlord shall not unreasonably withhold or delay approval, except that Landlord reserves the right to withhold approval in Landlord’s sole discretion for any Alteration affecting the structure, safety or security of the Premises. Tenant may, without Landlord’s consent, but only to the extent permitted by applicable law, place, erect or maintain signs on or about the Premises, provided Tenant shall remove the same at the expiration or sooner termination of the Term.

6.2          Manner of Construction.

(A) All Alterations shall be constructed by Tenant, without expense to Landlord, in a good, first class, professional and workmanlike manner, employing new materials of first class quality free of material defects, and in strict compliance with the Landlord-approved plans and specifications therefor and all applicable permits, laws, ordinances and regulations and orders, rules and regulations of the Board of Fire Insurance Underwriters or any other body exercising similar functions, and in compliance with the terms and conditions of this Lease.

(B) Prior to the commencement of construction or any Alteration, Tenant shall deliver to Landlord certificates evidencing the existence of (i) workmen’s compensation insurance with coverage limits not less than statutory limits covering all persons employed for such work; (ii) reasonable comprehensive general liability and property damage insurance naming Landlord, its designees and Tenant as additional insureds, with coverage of at least $3,000,000 single limit.

(C)           Promptly upon the completion of construction of each Alteration, Tenant shall deliver to Landlord one complete set of “as built” drawings thereof, proof of payment for all labor and materials, and copies of all guarantees from all major contractors in favor of Landlord and Tenant (jointly and separately) against defects and deficiencies in materials and workmanship, and requiring the correction of the same upon demand of Landlord and Tenant at the expense of such contractor.

6.3           Title to Alterations. Except to the extent otherwise expressly provided herein, upon the completion of construction of each Alteration, such Alteration shall automatically be deemed part of the Improvements and Premises for purposes of this Lease and, upon any termination of this Lease or Tenant’s right of possession of the Premises, title to such Alterations automatically shall pass to, vest in and belong to Landlord without further action on the part of either party and without cost or charge to Landlord. Notwithstanding the foregoing, Landlord may condition Landlord’s approval of Tenant’s construction of an Alteration on Tenant’s agreement to remove all or a portion of such Alteration at the end of the Term hereof and, in such event, upon any termination of this Lease or Tenant’s right of possession of the Premises, all such Alterations, or any part or parts thereof so designated by Landlord at the time of Landlord’s approval thereof, shall be removed from the Premises and the Premises restored substantially to their condition immediately prior to the construction thereof, all at Tenant’s expense.

ARTICLE 7 SURRENDER.

7.1           Delivery of Possession. Tenant shall, on the Expiration Date of the Term, or upon any earlier termination of this Lease, or upon any termination of Tenant’s right to possess the Premises pursuant to the provisions of this Lease, well and truly surrender and deliver up the Premises into the possession and use of Landlord (except as may be otherwise required by Landlord pursuant to ARTICLE 6 hereof) without fraud or delay and in the condition in which Tenant has herein agreed to maintain them, broom clean and free and clear of all lettings, occupancies, liens and encumbrances, other than those existing immediately prior to the commencement of the Term, subject to reasonable wear and tear. If Tenant holds over in the Premises after the expiration of the Term or any earlier termination of this Lease or of Tenant’s right to possess the Premises, then, at Landlord’s option, and without limitation to any right or remedy of Landlord with respect to such holding over, such holding over shall create a month-to-month tenancy only, subject to Tenant’s obligation to pay rental equal to 150% of the Rent (prorated on a daily basis) (“Holdover Rent”) in effect immediately prior to such expiration or termination, and subject to all the provisions and conditions of this Lease, other than provisions relating to length of Term, which tenancy may be terminated at any time by Landlord giving 30-day advance written notice thereof to Tenant. Landlord’s acceptance of any Rent during the period of Tenant’s holding over shall not waive or otherwise affect any claim, right or remedy which Landlord may have with respect to such holding over.

7.2           Removal of Personal Property. Any and all fixtures, machinery, equipment, furniture, furnishings and other personal property furnished or installed by or at the expense of Tenant which does not constitute part of the Premises, shall be removed by Tenant and all damage to the Premises caused by such removal repaired by Tenant, prior to the expiration or earlier termination of the Term or the termination of Tenant’s right to possess the Premises.

ARTICLE 8 INSURANCE.

8.1           Landlord’s Insurance. Landlord, at Landlord’s sole cost and expense, shall at all times during the Term keep the Premises insured against such risks, and with such coverages, as Landlord shall from time to time require, including, without limitation, broad form fire and extended coverage insurance, in an amount not less than the full replacement value (as from time to time designated by Landlord) of all Improvements, with coverage (in addition to the standard coverage afforded by such insurance) for theft, vandalism, malicious mischief, boiler explosion, and Rent insurance with respect to the Rent payable for the one year period following the occurrence of any casualty (collectively, “Landlord’s Insurance”).

8.2           Tenant’s Insurance. At all times during the Term, Tenant, at Tenant’s sole cost and expense, shall maintain (i) commercial general liability insurance against any claims for bodily injury, death or property damage, occurring on, in or about the Premises, and against contractual liability for any such claims, such insurance to afford minimum protection in the amount of $3,000,000 or in such higher amount as Landlord may deem reasonably necessary; and (ii) “all risk” property insurance on Tenant’s personal property, fixtures and improvements or alterations to the Premises made by Tenant. Landlord has no obligation to insure Tenant’s property or to repair, restore, or replace any of Tenant’s furniture, furnishings, equipment or other personal property or the value of any improvements made to the Premises by Tenant. Landlord, and any mortgagee of the Premises designated by Landlord, shall be named as additional insured under all such policies.

8.3           General Requirements. Without limitation to the foregoing, the following provisions shall apply to each and every policy of insurance which Tenant is hereby required to carry: (a) upon signing of this Lease and subsequently upon request from landlord, Tenant shall cause each carrier to deliver its certificate of insurance to Landlord and any mortgagee of the Premises designated by Landlord, certifying the applicable insurance provisions herein required, (b) each certificate shall state that the applicable policy has been prepaid by Tenant for a minimum period of one year (or in lieu of such statement, Tenant shall provide Landlord with evidence of such prepayment), and shall require 30 days written notice by the carrier to Landlord and any mortgagee of the Premises designated by Landlord prior to any cancellation, expiration, amendment or lapse thereof, (c) no policy shall name a loss payee or beneficiary other than Tenant, Landlord and any mortgagee of the Premises designated by Landlord, (d) at least 30 days prior to the expiration of each policy, Tenant shall provide Landlord and any mortgagee of the Premises designated by Landlord with certificates of renewal or replacement policies, (e) each policy shall be issued by a carrier duly licensed in the state in which the Premises are located and have a rating of A or better by A.M. Best & Co., or, if A.M. Best & Co. no longer exists, an equivalent rating by a recognized rating agency acceptable to the parties, (f) Tenant shall not permit any condition to exist on the Premises, and shall not commit any act or omission, which would wholly or partially invalidate any insurance, (g) if any insurance shall expire, be withdrawn, lapse, become void or unsecure by reason of Tenant’s breach of any condition thereof or by reason of the failure or impairment of the capital of any carrier thereof, or if for any reason whatsoever the insurance shall be unsatisfactory to Landlord, Tenant shall place new insurance on the Premises which conforms to the insurance requirements herein set forth, and (h) in the event of any default by Tenant with respect to its obligations pertaining to insurance, Landlord, at its option but without being obliged to do so, and in addition to any other rights and remedies Landlord may have on account of such default, shall have the right to cure such default (including, without limitation, the right to purchase single interest coverage protecting only the interest of Landlord, the right to make premium payments and the right to cause changes to be made to policies then carried by Tenant), whereupon all costs and expenses incurred by Landlord in curing such default together with interest at the Default Interest Rate from the respective dates of expenditures by Landlord, shall be paid by Tenant on demand. Tenant may maintain any or all of the foregoing insurance coverages under blanket insurance policies covering other premises and property owned or leased by Tenant so long as the coverages afforded with respect to the Premises under such blanket policies are at least equal to the required limits hereunder and coverage is not reduced below such limits by reason of occurrences elsewhere.

8.4           Notifications. Upon the occurrence of any accident, injury or personal property casualty in or about the Premises, Tenant shall give immediate notice thereof to Landlord, and shall provide Landlord with evidence that such liability of Landlord relating thereto is covered by the insurance which Tenant is required by this Lease to carry. If the Improvements, or any part thereof, are destroyed or damaged by any cause, Tenant shall, give immediate notice thereof to Landlord.

ARTICLE 9 PERFORMANCE OF TENANT’S AGREEMENTS; NET LEASE.

9.1           Performance of Tenants Agreements. If Tenant shall at any time fail to observe or perform any of its agreements or obligations under this Lease, and such failure shall continue beyond any default cure period specified herein, then Landlord shall have the right, but not the obligation, in addition to all its other rights and remedies, to observe or perform all or part (as Landlord may elect) of such agreements or obligations on behalf of Tenant, in which event Landlord shall have the right to enter the Premises for such purposes. All costs and expenses (including without limitation reasonable counsel fees and costs) actually incurred by Landlord in exercising any of its rights under this Article, together with interest thereon at the Default Interest Rate from the respective dates of Landlord’s incurring of such costs or expenses until the date of payment, shall constitute Additional Rent and shall be paid by Tenant to Landlord on demand.

9.2           Net Lease. This is a net lease and all payment obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a “Set-Off”).

ARTICLE 10 REPAIRS AND MAINTENANCE.

10.1         Obligations of Landlord. Landlord, at its sole cost and expense, shall repair and maintain in good order and condition, and replace as reasonably necessary, the structural components of the Building and the Premises, including the roof, the roof membrane, footings, foundations, exterior walls (including the curtain wall and exterior glass), load bearing interior walls and columns, beams, shafts, stairs, stairwells, elevator cabs and common areas (including, but not limited to keeping the parking areas well-lit from sun down to sun up), and the mechanical, electrical, life safety, plumbing, sprinkler, and HVAC systems serving the Premises and the common areas of the Building, and all other structural components of the Building and underground utilities serving the Building and Premises; provided, however, that if caused by Tenant, its employees or agents, such repairs or modifications shall be Tenant’s responsibility. Landlord shall also be responsible for maintaining in good order and repair the common areas of the Building and the property upon which it sits, including without limitation, grounds maintenance, snow and ice removal from the walks and entries, and parking areas and sidewalks located on the property; provided, however, that if caused by Tenant, its employees or agents, the cost of such repairs or modifications shall be Tenant’s responsibility.

10.2         Obligations of Tenant. Tenant, at its sole cost and expense, shall maintain in good order and condition (reasonable wear and tear excepted) the interior of the Premises (including glass, doors, special fronts, entries, the interior surfaces of exterior walls (but excepting curtain walls), interior walls, floor coverings, and plumbing fixtures).

10.3         Commission of Waste. Tenant shall not cause or permit any waste or damage, disfigurement or injury to any of the Premises or any part or parts thereof.

ARTICLE 11 COMPLIANCE WITH LAWS, ORDINANCES, ETC.

11.1         Compliance with Insurance Requirements. Tenant shall observe and comply with the requirements of all policies of insurance which Tenant is required hereby to maintain from time to time with respect to the Premises, and all orders, rules and regulations of the Board of Fire Insurance Underwriters (or any other body exercising similar functions) applicable thereto, or any use, manner of use or condition thereof.

11.2         Permits. Throughout the Term of this Lease, Tenant, at Tenant’s sole cost and expense, shall procure and maintain all permits, licenses and authorizations required for the Premises and each part thereof, and any use of the Premises permitted hereby, and for the lawful and proper operation and maintenance thereof.

ARTICLE 12 MECHANICS’ LIENS. Tenant shall not suffer or permit any mechanic’s lien to be filed against the interest of Landlord or Tenant in the Premises by reason of work, services or materials supplied to Tenant, the Premises, or any part thereof. If any such lien shall be filed at any time, Tenant shall promptly, and in any event within 30 days after the filing thereof, cause the same to be discharged of record, provided, if Tenant shall promptly bond such lien with a responsible surety company, Tenant may contest the amount or validity of any such lien by appropriate proceedings, diligently prosecuted, and such contest shall defer for its duration Tenant’s duty hereunder to discharge the same.

ARTICLE 13 INSPECTION OF PREMISES BY LANDLORD. Tenant shall permit Landlord and the duly authorized representatives of Landlord to enter the Premises, including without limitation the interior of the Improvements, at all reasonable times during usual business hours for the purpose of inspecting the same.

ARTICLE 14 INDEMNIFICATION OF LANDLORD. Tenant agrees to defend with counsel reasonably satisfactory to Landlord, indemnify and save harmless Landlord from and against any and all claims, damages, losses, costs and expenses, including without limitation counsel fees, suffered or incurred by Landlord with respect to: (a) the conduct, operation or management of, or any work, act or thing whatsoever done in, on or about the Premises by or at the direction of Tenant or those for whom Tenant is legally liable, (b) the condition of the Premises, (c) any breach or default on the part of Tenant in the observance or performance of any of its agreements or obligations hereunder, (d) any act or forbearance of Tenant or any sublessee or concessionaire of Tenant or any of Tenant’s or such sublessee’s or concessionaire’s agents, contractors, servants, employees, business invitees, licensees, visitors or guests with respect to the Premises, and (e) any accident, injury to or death of any person or damage to any property howsoever caused in or on the Premises, except to the extent that any of the foregoing arise from the negligence or intentional misconduct of Landlord, its agents, employees, contractors, servants, business invitees, licensees, visitors or guests.

14.1        TENANT’S ACCEPTANCE OF CONDITION OF PREMISES. Tenant acknowledges and agrees that Tenant hereby leases and accepts the Premises “As Is” in their present condition, as a result of whatever inspecting and testing Tenant deemed necessary, and not as a result of or in reliance upon any agreement, representation, understanding, obligation of Landlord to perform any alternation, repair or improvement, or warranty of any nature whatsoever by Landlord, or any employee or agent of Landlord. HOWEVER, PRIOR TO TENANT TAKING POSSESSION OF THE PREMISES, TENANT SHALL APPROVE THE CONDITION OF THE PREMISES, INCLUDING BUT NOT LIMITED TO THE GOOD WORKING ORDER OF THE HVAC, PLUMBING AND ELECTRICAL SYSTEMS.

ARTICLE 15 LEFT INTENTIONALLY BLANK

ARTICLE 16 DEFAULT BY TENANT.

16.1        Event of Default. Tenant shall not be deemed to be in default hereunder unless one or more of the following events (“Event of Default”) shall have occurred:

(A)         Failure on the part of Tenant to pay the Rent or any other sum of money called for herein when due and the Grace Period has expired;

(B)         Failure on the part of Tenant to observe or perform any other covenant, agreement or undertaking of the Tenant contained in this Lease, and the continuation of such failure for thirty (30) days after notice from Landlord, and if such default cannot reasonably be cured within such thirty (30) day period, Tenant shall not be in default hereunder if Tenant commences to cure within such thirty (30) day period and prosecutes the cure to completion in good faith and with due diligence, provided that in no event shall Tenant be entitled more than ninety (90) days to cure any default under this Lease;

(C)          If Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or in any action or proceeding shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state bankruptcy, reorganization or debt reduction law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or substantially all of Tenant’s property; and

(D)         If within 60 days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, debt adjustment, dissolution or similar relief under any present or future federal or state law, such proceeding shall not have been dismissed; or if, within 60 days after the appointment, without consent or acquiescence of Tenant, of any trustee, receiver or liquidator of Tenant or of all or substantially all of Tenant’s property, such appointment shall not have been vacated; or if, within 60 days after the expiration of any such stay, such appointment shall not have been vacated.

16.2        Multiple Defaults. Notwithstanding any contrary provision hereof, Landlord shall not be required to give any notice of default to Tenant (and the foregoing provisions of this Article determining Events of Default shall be deemed to exclude all provisions regarding notice of default) if, on two or more occasions during any period of twelve months, Tenant shall have defaulted in the observance or performance of any of its agreements or obligations hereunder, and Landlord shall have given Tenant notice of default with respect thereto.

16.3        Landlord’s Remedies for Tenant’s Default. If any Event of Default shall have occurred and then be continuing, then in addition to all rights and remedies provided by law or equity, or provided for elsewhere in this Lease, Landlord shall have all of the rights and remedies specified in the following paragraphs of this Section.

(A)         Landlord shall have the right, by notice to Tenant, to accelerate all Rent due hereunder and otherwise payable in installments over the remainder of the Term; and the amount of accelerated rent shall be due and payable by Tenant upon Landlord’s demand. Additional Rent which has not been included, in whole or in part, in accelerated rent, shall be due and payable by Tenant during the remainder of the Term, in the amounts and at the times otherwise provided for in this Lease. Notwithstanding the foregoing or the application of any rule or law based on election of remedies or otherwise, if Tenant fails to pay the accelerated rent in full when due, Landlord shall have the right to terminate Tenant’s further right to possession of the Premises or, as Landlord may elect, to terminate this Lease, as below provided. If Tenant shall tender payment of part but not all of the accelerated rent, then Tenant’s failure to make full payment shall be deemed a separate Event of Default hereunder, without any obligation of Landlord to give notice of default and without any opportunity of Tenant to cure such default, and, Landlord shall have the right to refuse to accept same, or to accept same and to apply such partial payment, or portions thereof, to the various obligations and sums owing by Tenant hereunder in such order and priority as Landlord, in its sole discretion, shall determine.

(B)          At any time following the occurrence of an Event of Default or the expiration or sooner termination of the Term, Landlord immediately shall have the right, whether or not Landlord elects to terminate this Lease, to recover possession of the Premises by all lawful means. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed of the Premises for any cause, or in the event of Landlord obtaining possession of the Premises, by reason of Tenant committing an Event of Default or otherwise.

(C)          If, at any time following the occurrence of an Event of Default, Landlord, without terminating this Lease, shall recover or be entitled to recover possession of the Premises, then: (i) Landlord may, but shall not be obliged to, relet the Premises, or any part or parts thereof, and (ii) Tenant shall continue to be obliged to pay the full Rent reserved by this Lease and to observe and perform all its agreements and obligations hereunder. The failure, refusal or inability of Landlord to relet the Premises or any part or parts thereof shall not release or affect Tenant’s liability for such Rent. If Landlord so relets the Premises, then Landlord shall credit against Tenant’s continuing obligation to pay Rent, the net rentals actually received by Landlord for such reletting. Landlord shall in no event be liable in any way whatsoever for failure to relet the Premises, or, in the event that the Premises are relet, for failure to collect the rent under such reletting, and in no event shall Tenant be entitled to receive any excess of such net rents, if any, over the Rent payable by Tenant to Landlord hereunder. No re-entry or reletting of the Premises by Landlord following Tenant’s default, and no payment by Tenant of the Rent thereafter, shall constitute a release of any of Tenant’s liability hereunder (except to the extent of such payment of Rent) or shall prejudice Landlord’s claim for and right to collect from Tenant other sums payable by Tenant hereunder, or Landlord’s actual damages with respect to any Event of Default occurring hereunder.

(D)          At any time following the occurrence of an Event of Default, Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice, and upon such date, the Term hereof and the estate hereby granted with respect to the Premises shall terminate, without any right of Tenant to redeem same or to prevent such forfeiture, and Tenant shall surrender possession of the Premises to Landlord (except to the extent Tenant shall be obliged to remove Alterations pursuant to ARTICLE 6 hereof). Upon such termination, Landlord shall be entitled to recover from Tenant in addition to all accrued rental and other sums due from Tenant as of such termination date, damages in an amount equal to: (i) the amount of Rent reserved for the balance of the Term, plus (ii) all costs and expenses incurred by Landlord in doing any and all of the following, to the extent Landlord elects to do so: securing possession of the Premises from Tenant, disposing of any personalty located in the Premises, restoring the Premises to the condition in which Tenant is herein obliged to surrender same to Landlord. Such costs and expenses shall include, without limitation, attorneys’ fees and expenses, brokerage fees and expenses, watchmen’s wages and insurance premiums. No act or proceeding done or undertaken by Landlord with respect to an Event of Default shall constitute a termination of this Lease by Landlord unless and until Landlord shall give to Tenant the termination notice provided for above.

16.4        Miscellaneous Default Provisions.

(A)         Any notation or statement by Tenant on any draft, check or other method of payment of any obligation hereunder, or in any writing accompanying or accomplishing such payment, which notation, or statement purports to impose conditions on such payment or to invoke the doctrine of accord and satisfaction, shall be absolutely void and of no effect, and may be ignored by Landlord.

(B)          No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. Landlord shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, condition or provision of this Lease and to a decree compelling performance of any covenant, agreement, condition or provision of this Lease, or to any other remedy allowed by law or in equity.

(C)          No failure by Landlord to insist upon the strict performance of any covenant, agreement, term or condition of this Lease on the part of Tenant to be performed, or to exercise any permitted right or remedy consequent upon a default therein, and no acceptance of Tenant’s performance or of Tenant’s payment of full or partial Rent after such default, shall constitute a waiver by Landlord of such default or of such covenant, agreement, term or condition, or any right or remedy of Landlord with respect thereto.

ARTICLE 17 CASUALTY AND CONDEMNATION.

17.1        Casualty.

17.1.1     If the Premises, or any portion thereof, shall be damaged during the Term by fire or any casualty insurable under the standard fire and extended coverage insurance policies maintained by Landlord, but are not wholly untenantable, the Landlord shall repair and/or rebuild the same as promptly as possible, provided that the proceeds from Landlord’s insurance policies are available to Landlord. The Landlord shall not be required to repair or rebuild any fixtures, installations, improvements, or leasehold improvements made to the interior of the Premises by Tenant, nor Tenant’s exterior signs. Such repairs and/or replacements are to be made by Tenant. In such event, the Lease shall not terminate, but shall remain in full force and effect, and a proportionate reduction in the fixed monthly rent shall be made from the time of such fire or casualty until said premises are repaired or restored, except (i) if the Tenant can use and occupy the Premises without substantial inconvenience; or (ii) if said repairs are delayed at the request or by reason of any act on the part of the Tenant which prevents or delays the repair of said premises by Landlord, there shall be no reduction in rent while said premises are being repaired, nor for any period of delay caused by or requested by Tenant. Landlord’s obligation to repair shall be subject to any delays from labor troubles, material shortages, insurance claim negotiations, or any other causes, whether similar or dissimilar to the foregoing, beyond Landlord’s control.

17.1.2     If the Premises are rendered wholly untenantable by fire or other cause, or if the Premises or the building in which they are located should be damaged or destroyed by fire or other casualty, to the extent of 50% or more of the monetary value of either thereof, whether the Premises themselves be damaged or not, or so that 50% or more of the floor space contained in either thereof shall be rendered untenantable, then, and in that event, Landlord may, at its option, terminate this Lease or elect to repair or rebuild the same. If, as a result of any damage either to the Premises or to the building of which they are a part, the Landlord determines to demolish or rebuild the premises, or the building of which they are a part, then, and in any such event, the Landlord may also terminate this Lease. In any of the foregoing instances, the Landlord shall notify the Tenant as to its election within 60 days after the casualty in question. If the Landlord elects to terminate this Lease, then the same shall terminate 30 days after such notice is given, and the Tenant shall immediately vacate the Premises and surrender the same to the Landlord, paying the rent to the time of such vacation and surrender, subject to an equitable abatement from the time of said damage. If the Landlord does not elect to terminate this Lease, the Landlord shall repair and/or rebuild the Premises as promptly as possible, subject to any delay from causes beyond its reasonable control, and the term shall continue in full force and effect, subject to equitable abatement in the fixed minimum monthly rental from the time of said damage or destruction until said premises are repaired or restored.

17.2        Condemnation. If the Premises, or any part thereof, shall be taken under eminent domain proceedings, or transferred to a public authority in lieu of such proceedings, Landlord may terminate this Lease as of the date when possession is taken. All damages awarded for such taking shall belong to and be the property of Landlord. Tenant shall have no claim against Landlord by reason of such taking or termination and shall not have any claim or right to any portion of the amount that may be awarded or paid to Landlord as a result of any such taking, except that Tenant shall have the right to make a claim against such public authority for its loss of business and for any other relief available to Tenant by law in the event such taking involves the physical taking of all or a portion of the Premises, and, in such event, Tenant shall also have the right to terminate this Lease as of the date when possession is taken by the public authority.

ARTICLE 18 ASSIGNMENT, SUBLETTING AND MORTGAGING.

18.1        Voluntary Assignment or Other Transfer of Lease. (A) Except as otherwise provided in this Section, Tenant shall not mortgage, pledge, hypothecate, assign or transfer this Lease, or any part or portion of the Term hereby created, or any interest therein, without, in each instance, having first obtained the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold, and in case any such consent is given, no subsequent similar transaction shall be entered into by Tenant or Tenant’s assignee or transferee without again obtaining the consent of Landlord thereto. Notwithstanding Landlord’s consent, no such assignment or transfer shall be valid unless there shall be delivered to Landlord, within 30 days after the date of the assignment or transfer: (i) a duplicate original of the instrument of assignment or transfer; and (ii) an instrument of assumption by the assignee or transferee of all of Tenant’s obligations under this Lease in form satisfactory to Landlord.

(B)          Subject to the foregoing provisions of this Section, the obligations of this Lease shall bind and benefit the assignees and transferees of Tenant, and any such assignee or transferee, by accepting such assignment or transfer, shall be deemed to have assumed all such obligations.

(C)          Except as otherwise provided in this Section, neither this Lease, nor the leasehold estate of Tenant, nor any interest of Tenant hereunder in the Premises shall be subject to involuntary assignment, transfer or sale, or to assignment, transfer or sale by operation of law in any manner whatsoever, and any such attempted involuntary assignment, transfer or sale shall be void and of no effect.

18.2         Subletting. Except as otherwise provided in this Section, Tenant shall not sublease the Premises, or any portion thereof, or grant licenses and concessions thereat, without, in each instance, the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold. Notwithstanding Landlord’s consent or execution of a sublease permitted pursuant to the preceding sentence, no such subletting, license or concession shall be valid, unless Tenant, prior to the effective date of such transaction, shall deliver to Landlord copies of each instrument evidencing the sublease, license agreement or concession agreement entered into by Tenant.

18.3         Transactions with Affiliates; Landlord’s Recapture Rights. Any provision of this Article to the contrary notwithstanding, but subject nevertheless to the provisions of Section 19 hereof, Tenant shall be permitted to assign this Lease or sublet all or a portion of the Premises to any entity that (i) controls, is controlled by or under common control with Tenant, (ii) is the surviving entity of a merger or other corporate combination with or into Tenant or (iii) acquires all or substantially all of the assets and liabilities of Tenant (any such entity, an “Affiliate”), all upon prior notice to Landlord, but without the need to obtain Landlord’s consent or approval.

18.4         Tenant Remains Responsible. Notwithstanding any assignment or subletting, whether or not consented to or required to be consented to by Landlord, Tenant and any person who may in the future become a successor to or guarantor of Tenant’s obligations under this Lease shall at all times remain fully responsible and liable for the payment of the Rent herein specified and for compliance with all of Tenant’s other obligations under this Lease.

ARTICLE 19– NOTICES. All notices, demands, requests, consents and other communications required or relating to this Lease shall be effective only if in writing, and shall be personally delivered (by courier, overnight delivery service or otherwise), or shall be mailed United States registered or certified mail, return receipt requested, postage prepaid, to the other respective party at its Notice Address, or at such other address as such other party shall designate by notice. Any official courier or delivery service receipt or U. S. Postal Service delivery receipt shall constitute conclusive proof of such delivery.

ARTICLE 20 QUIET ENJOYMENT. Tenant, upon observing and keeping all covenants, agreements and conditions of this Lease on Tenant’s part to be kept and observed, shall quietly have and enjoy the Premises throughout the Term without hindrance or molestation by Landlord or by anyone claiming by, from, through or under Landlord, subject, however, to the exceptions, reservations and conditions of this Lease.

ARTICLE 21 ESTOPPEL CERTIFICATES. Tenant agrees, at any time and from time to time, upon not less than ten (10) business days’ prior written notice by Landlord, to execute, acknowledge and deliver to Landlord and to Landlord’s lender a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) (or specifying the ground for claiming that this Lease is not in force and effect), (b) whether there are then existing any offsets or defenses against the enforcement of any of the terms, covenants or conditions hereof upon the part of Landlord or Tenant to be performed (and if so, specifying the same), (c) the dates to which the rent and other charges have been paid in advance, if any, (d) that Tenant is in possession of the Premises and paying Rent on a current basis with no offsets, defenses or claims, or specifying the same if any are claimed, (e) whether, to the best knowledge of Tenant, Landlord is in default in Landlord’s performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which tenant may have knowledge and also stating whether any notice of default has been given under this Lease which has not been remedied and, if so, stating the date of the giving of said notice, and (f) such other matters as Landlord or Landlord’s lender may reasonably request, or it being intended that any such statement delivered pursuant to this section may be relied upon by Landlord’s current or prospective lenders, insurance carriers, auditors and any prospective purchaser of the premises (including a comparable certification statement from any subtenant respecting its sublease). Any such statement may be relied upon by any such parties. If Tenant shall fail to execute and return such statement within the time required herein, Tenant shall be deemed to have agreed with the matters set forth therein, and Landlord acting in good faith shall be authorized as Tenant’s agent and attorney-in-fact to execute such statement on behalf of Tenant (which shall not be in limitation of Landlord’s other remedies).

ARTICLE 22 LEASE NOT SUBJECT TO TERMINATION. In the event that, notwithstanding the express provision of this Lease, this Lease shall be deemed terminated by operation of law, or by action of court, or in the event any receiver, trustee in bankruptcy, liquidator or assignee of Landlord shall initiate any action for the taking of the Rent and the application thereof for the benefit of any creditors of Landlord other than the holder of a first mortgage on Landlord’s interest in the Premises, then Tenant shall, upon ten (10) business days’ written demand to Tenant by the holder of said first mortgage, enter into a new lease with said holder containing substantially the same terms and provisions as this Lease. Forthwith upon the execution and delivery of such new lease, this Lease and all obligations of Tenant hereunder shall be deemed terminated without further action by either party hereto.

ARTICLE 23 ENVIRONMENTAL OBLIGATIONS.

23.1         Definition of Environmental Law. “Environmental Law” shall mean (a) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (i) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Material or (ii) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any hazardous material, hazardous substance, hazardous condition or hazardous activity, in each case as amended and as now or hereafter in effect, and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Material. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

23.2         Definition of Environmental Violation. “Environmental Violation” shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Materials (hereinafter defined) at, upon, under, onto or within the Premises, or from the Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to Landlord, Tenant or any lender, any Federal, state or local government or any other person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Materials (hereinafter defined) at, upon, under or within the Premises or which extends to any adjoining property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any Federal, state or local government or to any other person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Materials (hereinafter defined) in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord or any lender or any other owner or occupier of the Premises or (e) any violation of or noncompliance with any Environmental Law.

23.3         Definition of Hazardous Materials. “Hazardous Materials” means any hazardous or toxic substance, material or waste (including constituents thereof) which is or becomes regulated by one or more applicable governmental or other authority. The words “Hazardous Material” include any material or substance which is (a) listed or defined as a “hazardous waste”, “extremely hazardous waste”, “restricted hazardous waste”, “hazardous substance” or “toxic substance” under any applicable law, rule, regulation or order, (b) petroleum and its by-products, (c) asbestos, radon gas, urea formaldehyde foam insulation, (d) polychlorinated biphenyl, or (e) designated as a pollutant, contaminant, hazardous or toxic waste or substance or words of similar import pursuant to any Environmental Law.

23.4         Environmental Covenants. Tenant covenants that no Hazardous Materials shall be brought onto, or stored, disposed of or used at the Premises by Tenant or any of its employees, agents, independent contractors, licensees, subtenants or invitees, except for Hazardous Materials that are typically found, brought into, stored or used at comparable buildings similar to the Premises, provided that the same is done in compliance with all Environmental Laws. Tenant further covenants that it shall not cause, suffer to cause or permit to exist a violation of any Environmental Laws within or upon the Premises or any areas adjoining the Premises resulting from a condition on the Premises or caused by Tenant or any of its employees, agents, independent contractors, licensees, subtenants or invitees. Except for Hazardous Materials that are typically used in the maintenance and/or operation of plumbing or waste treatment systems of comparable buildings, no Hazardous Materials shall be placed into the plumbing or waste treatment systems of the Premises.

23.5         Notification of Hazardous Materials. Tenant shall promptly (but in any case within 14 days of the occurrence of any of the following events) notify Landlord when Tenant becomes aware of (i) the presence of Hazardous Materials in violation of this Article 24, (ii) the release or suspected release on or from the Premises and areas immediately adjoining the Premises or in the air of Hazardous Materials, whether or not caused or permitted by Tenant or any subtenant, (iii) the issuance to Tenant, or any other user of, the Premises of any written communication, notice, complaint or order of violation or non-compliance or liability, of any nature whatsoever, with regard to the Premises or the use thereof with respect to any law, rule regulation or order applicable thereto, and (iv) any written notice of any applicable governmental or other authority of a pending or threatened investigation as to whether Tenant’s (or Tenant’s permitted subtenant’s or assignee’s) operation on the Premises are not in compliance with any such laws applicable thereto. Such notice shall include as much detail as reasonably possible, including identity of the location, type and quantity, circumstance, date and time of release and Tenant’s response or proposed response to such release. Tenant, at its sole expense, shall promptly (but in any case within 14 days of the occurrence of any of the following events) give any notices to any applicable governmental or other authorities with respect to such release or suspected release, and shall promptly take all actions to remediate the Premises, in accordance with the laws, rules, orders and regulations applicable thereto, and return the Premises to the condition existing prior to the events which resulted in any such release and shall provide to Landlord a detailed description of all such actions, along with copies of communications with or from applicable governmental or other authorities or other third parties, and any reports, opinions and data developed from those actions. Tenant has not and will not, and will not permit any of its employees, agents, independent contractors, licensees, subtenants, affiliates or invitees to, engage in any activity at or on the Premises that will result in liability or potential liability under any environmental or other law, rule, order or regulation.

23.6         Landlord Access. Tenant shall allow Landlord access to the Premises from time to time during the Term for the purpose of conducting such environmental assessments, investigations or tests as Landlord deems necessary or desirable to assess compliance with the terms of this Section.

23.7         Environmental Audit and Remediation. At any time after (i) an Event of Default, (ii) a violation of any Environmental Law or (iii) a violation of the terms of this Article 23, Landlord may perform or cause to be performed at its sole cost and expense an environmental audit or risk assessment of the relevant portion of the Premises and the uses thereof. Such an environmental audit or assessment shall be performed by an environmental consultant selected by Landlord and shall include a review of the uses of the Premises and an assessment of the possibility of violation or non-compliance of the same with Environmental Laws. Tenant shall promptly take all actions to remediate the Premises as suggested by such environmental audit or risk assessment (or the interpretation thereof by Landlord, Landlord’s lender or their respective environmental consultant), in accordance with the laws, rules, orders and regulations applicable thereto and shall provide to Landlord a detailed description of all such actions, along with copies of communications with or from applicable governmental or other authorities or other third parties, and any reports, opinions and data developed from those actions.

23.8         Survival. The terms of Article 23 shall survive the expiration or termination of this Lease.

ARTICLE 24 MISCELLANEOUS PROVISIONS.

24.1         Subordination, Attornment and Mortgagee Protection. This Lease is subject and subordinate to all mortgages, deeds of trust, encumbrances and any renewals, modifications, replacements or extensions thereof (“Mortgages”) now or hereafter placed upon the Premises and all other encumbrances and matters of public record applicable to the Property. If any foreclosure proceedings are initiated by any lender or a deed in lieu is granted (or if any ground lease is terminated), Tenant agrees, upon written request of any such lender or any purchaser at foreclosure sale, to attorn and pay Rent to such party and to execute and deliver any instruments necessary or appropriate to evidence or effectuate such attornment (provided such lender or purchaser shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant does not default and fail to cure within the time permitted hereunder. However, in the event of attornment, no lender shall be: (i) liable for any act or omission of Landlord, or subject to any offsets or defenses which Tenant might have against Landlord (prior to such lender becoming Landlord under such attornment), (ii) liable for any security deposit or bound by any prepaid Rent not actually received by such lender, or (iii) bound by any future modification of this Lease not consented to by such lender. Tenant agrees to give any lender by certified mail, return receipt requested, a copy of any notice of default served by Tenant upon Landlord, provided that prior to such notice Tenant has been notified in writing of the address of such lender. Tenant further agrees that if Landlord shall have failed to cure such default any lender whose address has been provided to Tenant shall have an additional period of thirty (30) days in which to cure (or such additional time as may be required due to causes beyond such lender’s control, including time to obtain possession of the Property by power of sale or judicial action). Tenant shall execute such documentation as Landlord may reasonably request from time to time, in order to confirm the matters set forth in this Section in recordable form.

24.2         Integration. This Lease and the documents referred to herein set forth all the promises, agreements, conditions and understandings between Landlord and Tenant relative to the leasing of the Premises, and there are no promises, agreements, conditions or understandings, either oral or written, between them other than as are herein set forth. No subsequent alteration, amendment, supplement, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

24.3         Time of the Essence. Time wherever specified herein for satisfaction of conditions or performance of obligations by the parties is of the essence of this Lease.

24.4         No Partnership. The parties do not intend to create hereby any partnership or joint venture between themselves with respect to the Premises or any other matter.

24.5         No Merger. There shall be no merger of this Lease or of any leasehold or subleasehold estate hereby or thereby created with the fee or any other estate or interest or ownership interest in the Premises or any part thereof by reason of the fact that the same person, firm, corporation or other entity may acquire or own or hold, directly or indirectly, (a) this Lease or any leasehold or subleasehold estate created hereby or thereby or any interest in this Lease or in any such leasehold or subleasehold estate and (b) the fee estate or other estate or interest or ownership interest in the Premises or any part thereof, and this Lease shall not be terminated for any cause except as expressly provided herein and any instrument of transfer shall so provide.

24.6         Severability. Any provision of this Lease that shall be prohibited or unenforceable in any jurisdiction or with respect to any person shall, as to such jurisdiction or person, be ineffective only to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction or, as the case may be, with respect to any other person. To the extent permitted by applicable law, the parties hereto hereby waive any law that renders any provision hereof prohibited or unenforceable in any respect.

24.7         Authority. Each party warrants that it has full power, authority and legal right to execute and deliver this Lease, and to keep and observe all of the terms and provisions of this Lease on such party’s part to be observed and performed. Each party warrants that this Lease is its valid and enforceable obligation, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of rights of creditors generally and subject to the application of equitable principles.

24.8         Governing Law. This Lease and all issues arising hereunder shall be governed by the laws of the State in which the Premises are located.

24.9         Counterparts. This Lease may be executed by the parties hereto in separate counterparts, all of which, when delivered, shall together constitute one and the same instrument.

24.10       Plans. Nothing shown on any recorded subdivision plan with respect to the Premises, or on any plan referred to in this Lease, or on any other plan, shall create or constitute an additional covenant, representation or agreement of Tenant or grant to Landlord any easement or right.

24.11       Headings; Pronouns. The headings of the sections of this Lease are for convenience only and have no meaning with respect to this Lease or the rights or obligations of the parties hereto. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein: “person”, as used herein, includes an individual, corporation, partnership, trust, unincorporated association, government, governmental authority, or other entity; “Premises” includes each portion of the Premises and each estate or interest therein; “hereof”, “herein”, and “hereunder” and other words of similar import refer to this Lease as a whole; “Lease” includes these presents as supplemented or amended from time to time by written instrument(s) entered into by Tenant or Landlord; “Landlord” includes Landlord’s successors and assigns; “Tenant” includes Tenant’s successors and permitted assigns; and “parties” means Landlord and Tenant. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of pronouns or nouns shall include the plural and vice versa.

24.12       Binding Effect; Successors and Assigns. Subject to all provisions hereof dealing with assignments, the terms and provisions of this Lease, and the respective rights and obligations hereunder of the parties hereto, shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

24.13       Limitation of Landlord’s Liability. The obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, directors, officers, or shareholders of Landlord, and Tenant shall look solely to the real estate that is the subject of this Lease and to no other assets or property of the Landlord for satisfaction of any liability in respect of this Lease and shall not seek recourse against any other property of Landlord, or against the individual partners, directors, officers or shareholders of Landlord or any of their personal assets for such satisfaction.

24.14       Survival. All agreements and obligations of Tenant hereunder which require observance or performance after the expiration or termination of this Lease, or which can not reasonably be ascertained as having been observed or performed at the time of such expiration or termination, shall survive, and be enforceable against Tenant following, such expiration or termination.

24.15       Brokers. The parties hereto represent and warrant that no broker or other person was involved in procuring this transaction. Each party agrees to indemnify and save the other harmless from and against any and all claims for commissions arising from their respective dealings with any broker or person other than those identified herein

25.16       Costs of Enforcement. In connection with any action arising from or in connection with this Lease, each party shall be responsible for its own costs and expenses, including but not limited to attorney’s fees.

25.17       Interpretation. This Lease shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Lease may have been physically prepared by one of the parties, or such party’s counsel, it being agreed that all parties and their respective counsel have mutually participated in the negotiation and preparation of this Lease.

25.18       Tenant’s Regulatory Approval. Tenant and Landlord understand and agree that this Lease is contingent upon Tenant securing, on or before March 1, 2019, the required State banking regulatory approvals to operate a branch bank facility on the Premises. Tenant shall apply for and pursue with all commercially reasonable due diligence the required approvals.

25.18       Right of First Offer. If the Landlord decides to sell the Premises, the Tenant shall have the right of first offer to purchase the Premises.  Upon deciding to sell the Premises and prior to listing same with any real estate agent or broker, the Landlord shall first offer to sell the Premises to Tenant.  Tenant shall have thirty (30) days from written notification of the offering by the Landlord to either accept or decline the purchase.  If Tenant declines to purchase the Premises at its current asking price and Landlord subsequently decides to offer or sell the Premises at a lower sales price, Landlord shall first offer the Premises again to Tenant at such lower price.  Tenant shall have thirty (30) days in which to accept such offer.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease Agreement to be duly executed, all as of the day and year first above written.

Signed in the Presence Of:
“LANDLORD”

Witness:	DRY DOCK PLAZA, LLC, a Maryland limited liability company

By:
Name:	William H. Poffenbarger, Managing Member

Witness:	“TENANT”

MILLENNIUM FINANCIAL GROUP, INC., a Maryland corporation

By:
Name:	Name:
Title:	Title:

Witness:	“SUB-TENANT”

MIDDLETOWN VALLEY BANK, a Maryland corporation

By:
Name:	Name:
Title:	Title: